Exhibit 5.1

Burton, Bartlett & Glogovac

June 1, 2011

Lightwave Logic, Inc.

121 Continental Drive, Suite 110

Newark, DE 19713

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 as amended to the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the issuance of up to 10,000,000 shares of common stock, par value $0.001 per share (the “Shares”) of the Company to be issued in accordance with the terms and conditions of the Purchase Agreement dated as of May 3, 2011 (the “Purchase Agreement”) described in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company.

In rendering our opinion, we have assumed the genuineness of signatures on the documents we have examined, and the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

Lightwave Logic, Inc.

June 1, 2011

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the provisions of the Purchase Agreement and as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac